Exhibit 4.45

  Date : 24 April 2023
To: Village Seven Co., Ltd.,
6-21, Konan 3-chome, Minato-ku, Tokyo, Japan
and
V7 Fune Inc.
BICSA Financial Center, 60th Floor, Balboa Avenue, Panama City, Republic of Panama
(collectively, the “Owners)

Dear Sirs,
GUARANTEE

In consideration of the entry into by you of a Memorandum of Agreement (hereinafter called the “MOA”) dated 24 April 2023, with Lord Ocean Navigation Co. as sellers (hereinafter called “Lord Ocean”) for the sale and purchase of the motor vessel “Lordship” with IMO number 9519066 (hereinafter called the “Vessel”) and a Bareboat Charter Party (hereinafter called the “BBCP”) dated 24 April 2023, with Lord Ocean as charterers for the bareboat chartering of the Vessel, we, the undersigned, as the primary obligor, irrevocably and unconditionally guarantee to you and your successors and assignees the due and punctual performance by Lord Ocean of all its liabilities, obligations and responsibilities under the MOA and the BBCP, and any supplements, amendments, changes or modifications hereafter made thereto.

If, at any time, default is made by Lord Ocean in the performance and/or observance of any term, provision, condition, obligation or agreement, or in any other matter or thing pertaining to the MOA or the BBCP, and any supplements, amendments, changes or modifications hereafter made thereto, or in the payment of any sums payable pursuant thereto which are to be complied with by Lord Ocean, its successors or assignees, then we will perform, or cause to be so performed, all terms, provisions, conditions, obligations and agreements contained in the MOA or the BBCP, and any supplements, amendments, changes or modifications hereafter made thereto, and will pay, as our own debt and within three (3) Banking Days (as defined in the BBCP) on demand, any sum that is due and payable in consequence of the non-performance by Lord Ocean, its successors and assignees, of any of the said terms, provisions, conditions, obligations and agreements.

Any demand made by the Owners under this guarantee shall be made in writing signed by an authorized signatory of the Owners and shall specify the default of Lord Ocean and shall be accompanied by a copy of the notice of such default served on Lord Ocean by the Owners together with a statement (if any) that Lord Ocean have failed to remedy such default within any applicable grace period.

We hereby irrevocably and unconditionally agree to indemnify you on demand and keep you indemnified against all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, reasonable and documented legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by you, directly as a result of any breach or non-performance of, or non-compliance by Lord Ocean with, any of its obligations under or pursuant to the MOA or the BBCP, and any supplements, amendments, changes or modifications hereafter made thereto, or as a result of any of those obligations being or becoming void, voidable or unenforceable.

The undersigned hereby affirm and consent to any and all amendments, changes or modifications to be hereafter made to the MOA or BBCP without requesting any further notice and without such amendments, changes or modifications in any way affecting, changing or releasing us from our obligations given under this guarantee.

We hereby represent, warrant and undertake, that:

a)
We have full power, authority and capacity to enter into and perform our obligations under this guarantee and have taken all necessary corporate or other action (as the case may be) required to enable us to do so and our entry into of this guarantee will not exceed any power in our constitutional documents;

b)	This guarantee constitutes valid and legally binding obligations of us enforceable in accordance with its terms;
c)
All consents, licenses, approvals and authorizations of governmental authorities and agencies required to make this guarantee valid, enforceable and admissible in evidence and to authorize and permit the execution, delivery and performance of this guarantee by us have been obtained or made and will remain in full force and effect and there has been no default in the observance of any of the terms or conditions of any of them;

d)
We have not taken nor received, and undertake that until all the obligations of Lord Ocean under the MOA or the BBCP, and any supplements, amendments, changes or modifications hereafter made thereto have been paid or discharged in full we will not take or receive, the benefit of any security from Lord Ocean or any other person in respect of our obligations under this guarantee;

e)
We will promptly inform you of any occurrence of which we become aware which might adversely affect the ability of us to perform our obligations under this guarantee and will from time to time, if so reasonably requested by you, confirm to you in writing that, save as otherwise stated in such confirmation, no event of default under the BBCP has occurred and is continuing; and

f)	We will not assign or transfer any of our rights or obligations under this guarantee.

This guarantee:

a)
shall become effective upon signing of the MOA and BBCP and shall only become null and void upon the fulfillment of all obligations of Lord Ocean under the MOA and BBCP whereafter this guarantee shall be immediately returned to us upon such fulfillment;

b)	shall be in addition to, and shall not be prejudiced or affected by, any other security for the obligations of Lord Ocean which may be from time to time held by you; and
c)
shall not be discharged or prejudiced by the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of Lord Ocean or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of Lord Ocean or any term or concessions given by you to Lord Ocean or any other party, or, subject to applicable limitation periods, by anything which you may do or omit to do or by any other dealing or thing whatsoever which but for the provisions of this paragraph might operate to discharge us from liability.

The provisions of clause 31 (Notices) of the BBCP shall apply (mutatis mutandis) to this guarantee.

This guarantee, and all rights and obligations arising hereunder shall be governed by and construed and determined and may be enforced in accordance with the Laws of England.

Any dispute arising out of in connection with this guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause.

The arbitration shall be conducted under and in accordance with London Maritime Arbitrator Association (L.M.A.A.) terms and conditions current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$200,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

For and on behalf of

Seanergy Maritime Holdings Corp. (as the “Guarantor”)

/s/ Stavros Gyftakis

Name: Stavros Gyftakis

Title: Chief Financial Officer